UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2007 (February 20, 2007)
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)
(615) 263-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 20, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the "Board") of Corrections Corporation of America (the “Company”) approved the Company’s 2007 Cash Incentive Plan (the “2007 Plan”). In early 2005, the Company, through the Committee, established a series of earnings per share (“EPS”) performance targets for its annual cash performance incentive plan, based upon the Company’s 2004 performance, as increased by competitive EPS growth rates established upon the Company’s business services peer group. The Committee established these targets in the context of a three year growth rate plan for 2005, 2006 and 2007. In each of these years, senior executives were or are entitled to earn bonuses from 0% of base salary up to a maximum of 150% of base salary based upon the EPS growth achieved. Targeted bonuses for which the executives could achieve 75% of base salary were established for EPS growth that was equal to the 75th percentile of performance for the business services peer group, with the opportunity for greater bonuses for superior performance. The Company’s EPS growth for 2005 and 2006 significantly exceeded the anticipated range of performance, as the three year plan required 12% to 20% compounded growth rates for the payment of targeted to full bonuses.
     The 2007 Plan is intended to provide incentives to members of management, including the Company’s named executive officers, in the form of cash bonus payments for achieving certain performance goals established by the Committee consistent with the three year growth rate plan described above. The performance awards will be based upon the Company’s achievement of previously established EPS goals for the fiscal year ending December 31, 2007. Actual awards can range from zero to a maximum of 150% of such participant’s base salary. The Committee will administer and make all determinations under the 2007 Plan. The Committee reserves discretion to make adjustments to the EPS figure used for bonus calculation purposes for limited non-operating events outside the ordinary course.
Item 8.01. Other Events.
     On February 20, 2007, the Board adopted stock ownership guidelines (the “Guidelines”) for the Company’s executive officers and directors, effective as of March 1, 2007 (the “Effective Date”). The Guidelines, which are to be administered and interpreted by the Committee, provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer's base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the New York Stock Exchange (the “NYSE”), on the Effective Date. For any individual who becomes an executive officer after the Effective Date, base salary and closing common stock price will be determined based on such executive officer's date of hire or promotion, as applicable. Subject to a limited hardship exemption, executive officers are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their date of hire or promotion, as applicable.
     With respect to the Company’s non-executive directors, such individuals are each expected to own a fixed number of shares of common stock of the Company equal to four times the annual retainer for non-executive directors (excluding any retainer for chairing or serving as a member of a committee) in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes a non-executive director after the Effective Date, annual retainer and closing common stock price will be determined based on the date of such non-executive director’s initial election to the Board. Subject to a limited hardship exemption, non-executive directors are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their initial election to the Board.

     The above description is subject in all respects to the terms and conditions of the Guidelines, which are attached hereto as Exhibit 99.1 and are incorporated herein in its entirety by this reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     99.1      Stock Ownership Guidelines

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 26, 2007	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Irving E. Lingo, Jr.
Irving E. Lingo, Jr.
Executive Vice President and Chief Financial Officer